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                                                                   Exhibit 10.55
                           LEASE TERMINATION AGREEMENT

         This LEASE TERMINATION AGREEMENT ("Agreement") is entered into on this 2nd day of August, 2002, by and between 3930 BUILDING PARTNERSHIP, a Nevada general partnership ("Landlord"), and INTEGRATED INFORMATION SYSTEMS, a Delaware corporation ("Tenant").

                                    RECITALS:

                  A. Landlord and Tenant entered into that Lease, dated November 30, 1999, (the "Lease") for space in the Building located at 3930 Howard Hughes Parkway, Suite 270, Las Vegas, Nevada 89109 ("Premises").

                  B. Tenant and Landlord have agreed to terminate the Lease subject to the conditions contained in this Agreement.

         WHEREFORE, based upon the mutual promises contained herein and other valuable consideration, Landlord and Tenant agree as follows:

          1. Condition of Termination. As a condition precedent to the termination of the Lease, Tenant shall pay to Landlord, in immediately available funds, the sum of Thirty-Two Thousand Nine Hundred Five and 00/100 Dollars ($32,905.00) (the "Initial Payment"). The Initial Payment shall be paid by Tenant on or before September 15, 2002.

          2. Additional Payments. In addition to the Initial Payment, Tenant shall pay subsequent quarterly installments to Landlord of One Thousand Six Hundred Forty-Five and 25/100 Dollars ($1,645.25) over a period of five (5) years, equaling an additional sum of Thirty-Two Thousand Nine Hundred Five and 00/100 Dollars ($32,905.00) (the "Remaining Balance"). The first installment of the Remaining Balance shall be paid to Landlord concurrently with Tenant's payment of the Initial Payment, with subsequent installments due and payable on the first (1st) day of each and every third (3rd) month thereafter until paid in full. In the event Tenant fails to pay any quarterly installment due hereunder within ten (10) days from the date Landlord issues a written demand, Tenant shall be deemed to be in default under this Agreement and the entire unpaid portion of the Remaining Balance shall be immediately due and payable.

          3. Termination of Lease. Effective as of the date of Tenant's satisfaction of the condition precedent contained in Section 1 ("Termination Date"), the Lease shall automatically terminate without the necessity of any written document other than this Agreement and Landlord and Tenant shall be released from those obligations and liabilities under the Lease arising after the Termination Date. Tenant has no knowledge of any third party causes of action for claims, losses, damages or liabilities for which Tenant would have been obligated to indemnify Landlord under the Lease ("Third Party Claims"). Notwithstanding the foregoing, Tenant shall indemnify Landlord from and against any and all Third Party Claims that have accrued or are attributable to conduct occurring on or before January 31, 2002, so long as such Third Party Claim is asserted no more than one (1) year from the date of this Agreement.

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          4. Premises. Prior to the termination of the Lease due to Tenant's satisfaction of the condition precedent contained in Section 1, Landlord shall be permitted to lease the Premises to another interested third party without any reduction in the amounts to be paid by Tenant to Landlord pursuant to Section 2. Tenant waives its right to the Premises and consents to the leasing of the Premises to another party and agrees to execute appropriate documentation, upon request, within ten (10) days of such request, acknowledging and confirming such waiver. Tenant and Landlord agree that Landlord's efforts to lease the Premises are for the purposes of mitigating the damages suffered by Landlord due to Tenant's failure to occupy the Premises pursuant to the Lease.

          5. Dismissal of Cause of Action. Upon Tenant's payment of the Initial Payment, Landlord will dismiss without prejudice the action on file and currently pending in the Eighth Judicial District Court of the State of Nevada in and for the County of Clark, entitled "3930 Building Partnership v. Integrated Information Systems", Case No. A449435 (the "Case"). In the event Tenant fails to pay when due any of the amounts to be paid by Tenant under
Section 2, Landlord shall re-open the Case and continue the action against Tenant for the remaining amounts due under the Lease.

          6. Entire Agreement; Amendments. This Agreement, together with the Lease, is intended by the parties to be the final expression of their agreement with respect to the subject matter hereof, and is intended as the complete and exclusive statement of the terms of the understanding between the parties. As such, this Agreement supersedes any and all prior understandings between the parties, whether oral or written. Any amendments to this Agreement shall be in writing and shall be signed by both parties hereto.

          7. Attorney's Fees. In the event Tenant defaults in the performance of any of the terms of this Agreement and Landlord employs an attorney in connection therewith, Tenant agrees to pay Landlord's reasonable attorney's fees and costs.

LANDLORD:                           TENANT:
3930 BUILDING PARTNERSHIP           INTEGRATED INFORMATION SYSTEMS
a Nevada general partnership        a Delaware corporation

By its general partner:             By: /s/ William A. Mahan
HOWARD HUGHES PROPERTIES,
LIMITED PARTNERSHIP,                Print Name: William A. Mahan
a Delaware limited partnership
                                    Print Title: Executive Vice President, Chief
                                                 Financial Officer and Treasurer
By its sole general partner:
THE HOWARD HUGHES CORPORATION
a Delaware corporation
By: /s/ J. P. Dove
Print Name: J.P. Dove
Print Title: Sr. VP